EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/08/10	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S GLOBAL COMPARABLE SALES INCREASE 4.8% IN FEBRUARY

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 4.8% in February.  Performance by segment was as follows:

•	U.S. up 0.6%
•	Europe up 5.4%
•	Asia/Pacific, Middle East and Africa up 10.5%

    "Our worldwide results for February show that we're satisfying the needs of our customers around the world by giving them more choice and variety, unbeatable value and the convenience they're looking for given today's busy lifestyles," said McDonald's Chief Executive Officer Jim Skinner.
    U.S. comparable sales increased in February supported by strong consumer demand for core favorites, including an Olympic-themed Chicken McNugget promotion, the Breakfast Dollar Menu and McCafé beverages.
    In Europe, comparable sales rose 5.4% for the month fueled by France, the U.K. and many other markets.  Across Europe, performance benefited from core and seasonal products that offer value at all price tiers of the menu.
    In Asia/Pacific, Middle East and Africa (APMEA), comparable sales rose 10.5% for February, led by strong results in Japan, China and Australia.  The celebration of Chinese New Year in many markets contributed to the month’s performance.   Throughout APMEA, consumers continued to respond favorably to the region’s compelling value offerings, great tasting premium menu selections and relevant convenience.
    Systemwide sales rose 11.2%, or 6.4% in constant currencies, for the month.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended February 28,	2010	2009	Reported	Currency
McDonald's Corporation	4.8	1.4	11.2	6.4
Major Segments:
U.S.	0.6	2.8	1.2	1.2
Europe	5.4	(0.2)	16.4	7.7
APMEA*	10.5	0.7	23.9	13.4

Year-To-Date February 28,
McDonald's Corporation	3.6	4.3	10.1	5.3
Major Segments:
U.S.	(0.1)	4.1	0.6	0.6
Europe	4.8	3.4	15.9	7.2
APMEA*	7.2	5.6	19.2	10.0
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  For the month of February 2010, there was no calendar shift/trading day adjustment as the month included exactly 28 trading days, or four complete weeks, during 2010 and 2009.  In addition, the timing of holidays can impact comparable sales.

Upcoming Communications
     Pete Bensen, Chief Financial Officer, will speak at 8:25 a.m. (Eastern Time) at the Bank of America Merrill Lynch Consumer Conference on March 10, 2010.  This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

     McDonald’s tentatively plans to release first quarter results before the market opens on April 21, 2010 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

     McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  Over 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements
     This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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